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                                                                  Exhibit (a)(9)





AMERICAN GREETINGS EXTENDS TENDER OFFER FOR GIBSON GREETINGS
------------------------------------------------------------


Cleveland, OH -- December 6, 1999-- American Greetings (NYSE: AM) today announced that it filed Premerger Notification and Report Forms on December 2, 1999 with the Federal Trade Commission and the Antitrust Division of the Department of Justice regarding its pending $10.25 per share cash tender offer for any and all outstanding shares of the common stock of Gibson Greetings, Inc. (Nasdaq: GIBG).

The required waiting period with respect to the Gibson acquisition will expire at 11:59 p.m., New York City time, on December 17, 1999, unless earlier terminated by the FTC or the Antitrust Division or if American Greetings receives a request for additional information or documentary material prior thereto.

The required waiting period with respect to the indirect acquisition of Gibson's equity interest in Egreetings Network will expire at 11:59:p.m., New York City time, on January 3, 2000, unless earlier terminated by the FTC or the Antitrust Division or if American Greetings receives a request for additional information or documentary material prior thereto.

American Greetings also announced that it has extended the expiration of the tender offer to 5:00 p.m., New York City Time, on Wednesday, January 5, 2000.

As of the close of business on December 3, 1999, a total of 850,448 shares of Gibson Greetings common stock had been tendered and not withdrawn.

The information agent for the offer is Corporate Investor Communications, Inc. Questions about the offer may be addressed to them at 877-842-2411.

American Greetings is the world's largest publicly held creator, manufacturer and distributor of greeting cards and social expression products. With headquarters in Cleveland, Ohio, American Greetings employs more than 21,000 associates around the world and has one of the largest creative studios in the world. For more information on the Company, visit our site on the World Wide Web at www.americangreetings.com


CONTACT:
Dale A. Cable                             Jim King
Vice President, Treasurer                 Manager, Investor & Media Relations
(216) 252-7300                            (216) 252-4864



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